SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

American Money Management Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

P.O. Box 675203

14249 Rancho Santa Fe Farms Road

Rancho Santa Fe, CA  92067

TELEPHONE NUMBER:

(858) 755-0909

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Gabriel B. Wisdom

P.O. Box 675203

14249 Rancho Santa Fe Farms Road

Rancho Santa Fe, CA  92067

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/  /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Rancho Santa Fe and State of California on this 10th day of July, 2006.

ATTEST:	American Money Management Funds

/s/	/s/
By: Joseph D. Dang, Secretary	By: Gabriel B. Wisdom, President